Exhibit 99.1

July 30, 2010

Eagle Rock Energy Completes the Acquisition of its General Partner and Appoints New Independent Directors

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that it has completed the previously-announced acquisition of its general partner entities (the “GP Acquisition”) from Eagle Rock Holdings, L.P. (“ERH”).  As consideration for the GP Acquisition, Eagle Rock issued 1,000,000 common units to ERH and cancelled the 844,551 general partner units outstanding.

In connection with the completion of the GP Acquisition, the size of Eagle Rock’s board of directors (the “Board”) was expanded from seven to nine directors.  To fill the new vacancies, the Board approved and ratified the Conflicts Committee’s appointment of Peggy A. Heeg and Herbert C. Williamson, III to the Board effective July 30, 2010.

Ms. Heeg is a member of the Executive Committee of Fulbright & Jaworski L.L.P., an international law firm with approximately 900 attorneys in 16 cities.  Ms. Heeg joined Fulbright in January 2004 and is co-chair of Fulbright’s Corporate Governance practice group and a member of Fulbright’s Energy practice group.  Ms. Heeg previously was Executive Vice President & General Counsel of El Paso Corporation.  Prior to becoming General Counsel, Ms. Heeg held several officer and director positions with El Paso.  Ms. Heeg serves on the Board of Directors and Audit Committee of the United Way of Greater Houston and the Board of Directors and Finance Committee of DePelchin Children’s Center.  Ms Heeg received Bachelor of Arts and Juris Doctor degrees from the University of Louisville.

Mr. Williamson has been a private investor since 2001.  Prior to 2001, Mr. Williamson held numerous director and officer positions with a variety of energy and finance companies.  Mr. Williamson served as Vice Chairman and as a member of the Board of Directors of Parker & Parsley Petroleum Company from 1989 to 2005.  He also previously served on the Board of Directors of Mission Resources Corp., Petrohawk Corp. and Westside Energy Corp.  Mr. Williamson currently serves as a member of the Board of Directors of Merlon International and Toreador Resources Corp.  Mr. Williamson received a Bachelor of Arts degree from Ohio Wesleyan University and a Masters in Business Administration from Harvard Business School.

“Peggy and Herb bring a wealth of knowledge and experience to the already exceptional Eagle Rock Board,” stated Joseph A. Mills, chairman and chief executive officer.  “These appointments contribute significant industry expertise, as well as additional depth in governance and finance to our Board.  Peggy and

Herb will be invaluable additions to the Partnership as we refocus on growth following the successful completion of our recapitalization.”

Ms. Heeg and Mr. Williamson have each been determined by the Board to be “independent” in accordance with the rules and regulations of the Securities and Exchange Commission and the applicable NASDAQ requirements.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Senior Financial Analyst

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, including any statements related to the rights offering, are forward-looking statements and speak only as of the date on which such statement is made.  These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.  The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the SEC for the year ended December 31, 2009, and the Partnership’s Forms 10-Q, filed with the SEC for subsequent quarters, as well as any other public filings and press releases.